Exhibit 99.2

[Gleacher letterhead]

June     , 2014

RE: Important notice regarding filing date of Certificate of Dissolution of Gleacher & Company, Inc. (the “Company”)

Dear Stockholder:

On May 29, 2014, stockholders of the Company approved the dissolution and liquidation of the Company pursuant to a Plan of Dissolution.  Absent unforeseen events, the Company currently anticipates filing a Certificate of Dissolution on or about June 30, 2014.

Under applicable law, as of that time the Company will no longer be able to issue stock, and consequently, it will close its stock transfer books and discontinue recording transfers and issuing stock certificates (other than replacement certificates).

We are sending this letter to you because you are a holder of options to purchase shares of the Company’s common stock, par value $.01 per share.  If you desire to exercise your options, the Company must receive your validly tendered exercise notice, with payment in full (in all cases as set forth in the related option agreement), no later than June 23, 2014, after which time your options will be cancelled.

You may contact me at patricia.craig@gleacher.com or 212-273-7100 if you have any other questions.

Best regards,

Patricia Arciero-Craig
General Counsel